Exhibit 99.1

A conference call regarding this earnings release
is scheduled for 9 a.m. Eastern, Thursday, April
15, 2004. Dial in at 1.773.756.4626 or log on at
www.emmis.com

Contacts:
Walter Berger, EVP & CFO
Kate Healey, Media & Investor Relations
317.266.0100

For Immediate Release
Thursday, April 15, 2004

Emmis Communications Reports 4th Quarter and Full-Year Results
Market share gains in radio and television continue

Indianapolis...Emmis Communications Corporation (NASDAQ: EMMS) today announced results for its fourth fiscal quarter and full year ending Feb. 29, 2004.

For the fourth fiscal quarter, reported net revenue was $136.9 million, compared to $126.8 million for the same quarter of the prior year, an increase of 8%. On a pro forma basis, net revenue for the quarter was $136.9 million, compared to $130.2 million for the same quarter of the prior year, an increase of 5%. Diluted Earnings Per Share (EPS) for the quarter were ($0.43) compared to diluted EPS of ($0.14) for the same quarter of the prior year. Included in the current quarter is a loss from discontinued operations of $10.4 million, or $0.19 per share, and a non-cash impairment loss resulting from the company’s annual SFAS 142 review of $12.4 million, or $0.14 per share, net of tax.

“This has been a tremendous year for Emmis,” said Jeff Smulyan, Chairman and CEO of Emmis. “Despite a challenging advertising environment, our radio stations outperformed our markets by 2% in our fiscal year, while in our television markets that are measured, we outperformed for the calendar year by 4%. The employees of Emmis deserve the credit for making the extraordinary happen.”

For the fourth quarter, reported radio net revenues increased 9%, while pro forma radio net revenues increased 2%. Reported television net revenues increased 8% and pro forma television net revenues increased 9%. Publishing net revenues increased 4%.

For the fourth quarter, operating income was $6.73 million including the $12.4 million impairment charge, compared to $15.79 million for the same quarter of the prior year. Emmis’ station operating income for the fourth quarter was $43.0 million, compared to $37.6 million for the same quarter of the prior year, an increase of 14%.

For the full year, net revenue grew to $591.9 million from $562.4 million, an increase of 5%. Operating income was $114.0 million for the year, including the $12.4 million impairment charge, down from $125.9 million of the prior year. Station operating income rose to $220.4 million this year from $213.1 million in the prior year.

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Emmis has included supplemental pro forma net revenues station operating expenses excluding non-cash compensation and certain other finanicial data, on its website, www.emmis.com. This information, which includes all announced and consummated station and magazine acquisitions and dispositions, and certain other balance sheet data and cash interest expense, can be found under the “Investors” tab.

As of Feb. 29, 2004, Emmis’ total debt-to-EBITDA leverage (including senior discount notes) was 6.7x compared with Emmis’ Feb. 28, 2002 leverage of 9.3x. The company’s senior bank leverage is under 4x, and Emmis Operating Company’s total debt-to-EBITDA leverage is 5.5x. On the same tab of the website, the company has provided a detailed calculation of its leverage ratios as of Feb. 29, 2004.

During the fourth quarter, Emmis announced that it agreed to sell its controlling interest in Votionis, S.A., an Argentine broadcasting company, to its local minority partners, Daniel Hadad and Viviana Zocco, for approximately $7.3 million in cash. That transaction is expected to close in the first half of 2004, subject to regulatory approval. Votionis operates one AM and one FM station in Buenos Aires. Emmis also announced that the Flemish Government has awarded licenses to operate nine FM radio stations serving more than 50% of the population in the Flanders region of Belgium.

International radio net revenues for the quarter ended Feb. 29, 2004, were $3.9 million. International radio station operating expenses for the fourth quarter were $2.7 million.

Pro forma calculations assume the following events all had occurred on March 1, 2002: (a) the acquisition of (i) a controlling interest of 50.1% in a partnership that owns six radio stations in the Austin, Texas metropolitan area in July 2003 and (ii) WBPG-TV in March 2003 and (b) the disposition of (i) KALC-FM and KXPK-FM in May 2002, (ii) Mira Mobile, a mobile television production company, in June 2003, and (c) the announced sale of two radio stations in Argentina.

The following table reconciles reported results to pro forma results (dollars in thousands):

	3 months ended Feb. 28(29),		Change	12 months ending Feb. 28 (29),		Change
	2004	2003	%	2004	2003	%
Radio
Reported net revenues	$61,725	$56,494	9%	$279,822	$254,818	10%
Plus: Revenues from assets acquired	—	5,056		8,860	23,395
Less: net revenues from assets disposed	—	(1,057)		—	(3,884)

Pro forma net revenues	$61,725	$60,493	2%	$288,682	$274,329	5%

Television
Reported net revenues	$56,406	$52,259	8%	$235,938	$234,752	1%
Plus: Revenues from assets acquired	—	266		—	1,033
Less: net revenues from assets disposed	—	(879)		(1,140)	(3,401)

Pro forma net revenues	$56,406	$51,646	9%	$234,798	$232,384	1%

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	3 months ended Feb. 28 (29),		Change	12 months ended Feb. 28 (29),		Change
	2004	2003	%	2004	2003	%
Publishing
Reported net revenues	$18,809	$18,038	4%	$76,108	$72,793	5%
Plus: Revenues from assets acquired	—	—		—	—
Less: net revenues from assets disposed	—	—		—	—

Pro forma net revenues	$18,809	$18,038	4%	$76,108	$72,793	5%

Total Company
Reported net revenues operating income	$136,940	$126,791	8%	$591,868	$562,363	5%
Plus: Revenues from assets acquired	—	5,322		8,860	24,428
Less: Revenues from assets disposed	—	(1,936)		(1,140)	(7,285)

Pro forma net revenues	$136,940	$130,177	5%	$599,588	$579,506	3%

Guidance Table
(Dollars in millions)
Quarter Ending
5/31/04
Net Revenues:
Domestic Radio	$71.8
International Radio	$2.9
Total Radio	$74.7
Television	$65.7
Publishing	$17.9
Total net revenues	$158.3
Station Operating Expenses, excluding non-cash compensation:
Domestic Radio	$39.6
International Radio	$2.7
Total Radio	$42.3
Television	$40.7
Publishing	$17.1
Total station operating expenses, excluding non-cash comp	$100.1

Corporate expenses, excluding non-cash compensation, are expected to be $8.5 million for the quarter ending May 31, 2004.

The above guidance reflects the previously announced reduction in the company’s stock compensation program, which will increase cash compensation costs by an estimated $2.6 million in the quarter ending May 31, 2004. An analysis of the impact this reduction is expected to have on reported results by division is available on the company’s website, www.emmis.com.

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The above domestic radio net revenue guidance implies pro forma growth of 5% in Q1. The above international radio guidance excludes operating results of Emmis’ two Argentine radio stations, which it expects to sell shortly. Prior year pro forma results are available on the company’s website.

Emmis will host a conference call regarding this information on Thursday, April 15, 2004 at 9 a.m. Eastern at 1.773.756.4626, with a replay available until Thursday, April 22, 2004 at 1.402.220.6016, or listen on-line by logging on to www.emmis.com.

Emmis generally evaluates the performance of its operating entities based on station operating income. Management believes that station operating income is useful to investors because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations or publishing entities. Station operating income is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. Station operating income does not take into account Emmis’ debt service requirements and other commitments and, accordingly, station operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis’ business or other discretionary uses.

Station operating income is not a measure of liquidity or of performance in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to and not a substitute for our results of operations presented on the basis of accounting principles generally accepted in the United States. Moreover, station operating income is not a standardized measure and may be calculated in a number of ways. Emmis defines station operating income as revenues net of agency commissions and station operating expenses, excluding non-cash compensation.

Emmis Communications — Great Media, Great People, Great Service sm
Emmis Communications is an Indianapolis based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Emmis’ 23 FM and 4 AM domestic radio stations serve the nation’s largest markets of New York, Los Angeles and Chicago as well as Phoenix, St. Louis, Austin, Indianapolis and Terre Haute, Ind. In addition, Emmis owns 16 television stations, a radio network, three international radio stations, regional and specialty magazines, and ancillary businesses in broadcast sales and book publishing.

The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission’s Regulation FD.

Certain statements included above which are not statements of historical fact, including financial data for quarters or other periods that are not yet completed and statements identified with the words “continues,” “expect,” “will,” or “would” are intended to be, and are, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended, and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Emmis to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others, general economic and business conditions; fluctuations in the demand for advertising; increased competition in the broadcasting industry, including the implementation of competing formats in large markets; changes in the costs of programming; changes in interest rates; inability to grow through suitable acquisitions, including the desired radio; future terrorist attacks or other large-scale disasters; failure to receive necessary regulatory approvals; and other factors mentioned in documents filed by Emmis with the Securities and Exchange Commission, including the current report on Form 8-K/A, July 15, 2002. Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

Note: Financial schedule attached.

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited, dollars in thousands, except per share data)

	Three months ended February 28 (29),		Twelve months ended February 28 (29),
	2004	2003	2004	2003
OPERATING DATA:
Net revenues:
Radio	$61,725	$56,494	$279,822	$254,818
Television	56,406	52,259	235,938	234,752
Publishing	18,809	18,038	76,108	72,793
Total net revenues	136,940	126,791	591,868	562,363
Operating expenses, excluding noncash compensation:
Radio	38,194	34,592	155,129	138,385
Television	38,800	38,225	150,485	148,041
Publishing	16,994	16,358	65,809	62,825
Total station operating expenses, excluding noncash compensation	93,988	89,175	371,423	349,251
Corporate expenses, excluding noncash compensation	6,415	5,609	24,105	21,359
Noncash compensation (a)	5,394	4,928	23,450	22,528
Depreciation and amortization	12,012	11,280	46,468	43,370
Impairment loss	12,400	—	12,400	—

Operating income	6,731	15,799	114,022	125,855
Interest expense	(21,122)	(23,224)	(85,958)	(103,835)
Loss from unconsolidated affiliates	(47)	(336)	(375)	(4,544)
Gain on sale of assets (b)	268	413	1,130	9,313
Loss on debt extinguishment	—	—	—	(13,506)
Minority interest expense	(841)	(414)	(3,029)	(428)
Other income (expense), net	(833)	67	(1,065)	953

Income (loss) before income taxes, discontinued operations and accounting change	(15,844)	(7,695)	24,725	13,808
Provision for income taxes	(4,852)	(2,543)	12,450	10,876

Income (loss) from continuing operations	(10,992)	(5,152)	12,275	2,932
Loss from discontinued operations	10,424	—	10,019	—

Income (loss) before accounting change	(21,416)	(5,152)	2,256	2,932
Cumulative effect of accounting change, net of taxes of $102,600 in 2002	—	—	—	167,400

Net income (loss)	(21,416)	(5,152)	2,256	(164,468)
Preferred stock dividends	2,246	2,246	8,984	8,984

Net loss available to common shareholders	$(23,662)	$(7,398)	$(6,728)	$(173,452)

Basic net income (loss) per common share:
Continuing operations, before accounting change	$(0.24)	$(0.14)	$0.06	$(0.11)
Discontinued operations	(0.19)	—	(0.18)	—
Cumulative effect of accounting change, net of tax	—	—	—	(3.16)

Net income (loss) available to common shareholders	$(0.43)	$(0.14)	$(0.12)	$(3.27)

Diluted net income (loss) per common share:
Continuing operations, before accounting change	$(0.24)	$(0.14)	$0.06	$(0.11)
Discontinued operations	(0.19)	—	(0.18)	—
Cumulative effect of accounting change, net of tax	—	—	—	(3.16)

Net loss available to common shareholders	$(0.43)	$(0.14)	$(0.12)	$(3.27)

Weighted average shares outstanding:
Basic	55,469	53,680	54,716	53,014
Diluted	55,469	53,680	55,066	53,014

(a) Noncash compensation by segment:
Radio	$1,672	$2,926	$7,682	$10,151
Television	1,596	1,293	7,715	6,528
Publishing	595	500	2,780	2,358
Corporate	1,531	209	5,273	3,491

Total	$5,394	$4,928	$23,450	$22,528

(b) Reflects gain on sale of Mira Mobile in June 2003 and Denver radio assets in May 2002.

OTHER DATA:
Station operating income (See below)	42,952	37,616	220,445	213,112
Cash paid for taxes	219	257	1,143	887
Capital expenditures	12,473	9,514	30,191	30,549
COMPUTATION OF STATION OPERATING INCOME:
Operating income	$6,731	$15,799	$114,022	$125,855
Plus: Depreciation and amortization	12,012	11,280	46,468	43,370
Plus: Corporate expenses, excluding noncash compensation	6,415	5,609	24,105	21,359
Plus: Noncash compensation	5,394	4,928	23,450	22,528
Plus: Impairment loss	12,400	—	12,400	—

Station operating income	$42,952	$37,616	$220,445	$213,112

SELECTED BALANCE SHEET INFORMATION:	February 29, 2004	February 28, 2003

Total Cash and Cash Equivalents	$19,970	$16,079
Senior Debt	$739,832	$706,898
Senior Subordinated Debt	300,000	300,000
Senior Discount Notes	223,423	197,844

Total Senior, Senior Subordinated and Senior Discount Debt	$1,263,255	$1,204,742